EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Platform Specialty Products Corporation:

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-196698 and 333-194012) and on Form S-3 (No. 333-201817) of Platform Specialty Products Corporation of our report dated February 11, 2014, with respect to the consolidated statements of operations, comprehensive income, changes in stockholders’ equity, and cash flows of MacDermid, Incorporated and subsidiaries for the ten-month period ended October 31, 2013 and for the year ended December 31, 2012, and the related financial statement schedule, which report appears in the December 31, 2014 annual report on Form 10-K of Platform Specialty Products Corporation.

/s/ KPMG LLP

Hartford, Connecticut
March 30, 2015